Mail Stop 03-06


						May 11, 2005

George V. Migausky
Vice President and Chief Financial Officer
BioVeris Corporation
16020 Industrial Drive
Gaithersburg, MD  20877


	Re:	BioVeris Corporation
		Form 10-K for the fiscal year ended March 31, 2004
			Filed August 16, 2004
		Form 10-Q for the fiscal quarter ended December 31, 2004
		File No. 0-50583

Dear Mr. Migausky:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant